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                                                                    EXHIBIT 99.1


METRICOM CONTACT:
Info@metricom.com
408-282-3000


                       Metricom Announces Nasdaq Delisting


SAN JOSE, Calif.--(BUSINESS WIRE)--September 7, 2001--Metricom Inc. (Nasdaq:MCOQE), a company that provided high-speed wireless data services, today announced that it has been notified by Nasdaq that its securities would be delisted from The Nasdaq Stock Market effective as of the opening of business on Monday, September 10, 2001. This notification follows Metricom's withdrawal of its request for a hearing before a Nasdaq Listing Qualifications Panel to consider the delisting determination previously made by the Nasdaq staff. Trading in Metricom's common stock has been suspended since July 2, 2001, following its announcement that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company anticipates that its securities may be quoted on the Pink Sheets following delisting from The Nasdaq Stock Market.

Statements made or implied in this press release that are not historical facts, including those related to the Chapter 11 proceeding, the liquidation process, future trading of the Company's securities, the Company's ability to successfully restructure its debts or successfully emerge from the Chapter 11 proceedings, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. All forward-looking statements are subject to risks that the actions or strategies described will not be successfully completed or achieved.

Note to Editors:  Metricom is a registered trademark of Metricom, Inc.